SHAREHOLDER WEB SERVICES AGREEMENT


         This Shareholder Web Services Agreement made this 25th day of January, 2001 by and between PBHG Funds, a Delaware business trust (the "Fund") on behalf of its series and PBHG Fund Services, a Pennsylvania business trust ("Fund Services").


                              W I T N E S S E T H:

         WHEREAS, the Fund is engaged in business as an open-end management investment company of the series type and registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund has been reorganized into a Delaware business trust from a predecessor fund that had been a Maryland corporation (this "Predecessor Fund"); and

         WHEREAS, pursuant to an Administrative Services Agreement dated July 1, 1996, the Predecessor Fund retained Fund Services to provide certain administrative services to the Predecessor Fund and its portfolios ("Administrative Services Agreement"); and

         WHEREAS, pursuant to a Shareholder Services Agreement dated January 1, 1998, the Predecessor Fund retained Fund Services to provide certain services to the Predecessor Fund, its portfolios and the shareholders of those portfolios which are supplemental and related to services provided by the Predecessor Fund's transfer agent pursuant to a transfer agency agreement between the Fund and its transfer agent ("Shareholder Services Agreement"); and

         WHEREAS, pursuant to a Sub-Shareholder Services Agreement dated January 1, 1998, Fund Services, with the approval of the Predecessor Fund's Board of Directors, engaged a sub-shareholder servicing agent to assist Fund Services in providing certain services provided by Fund Services pursuant to the Shareholder Services Agreement ("Sub-Shareholder Services Agreement"); and

         WHEREAS, the Fund has assumed the obligations of the Predecessor Fund under these agreements or has entered into substantially similar agreements with Fund Services; and

         WHEREAS, the Fund desires to retain Fund Services to perform development and maintenance services on that certain web site that references the Fund and its portfolios (the "PBHG Web Site"), none of which are currently performed, and which the parties hereto do not intend to be performed, by Fund Services pursuant to the Administrative Services Agreement or the Shareholder Services Agreement or by the sub-shareholder services agent pursuant to the Sub-Shareholder Services Agreement; and

         WHEREAS, unaffiliated service vendors have traditionally performed web development and maintenance services for the PBHG Web Site; and

         WHEREAS, that portion of the costs incurred to perform the development and maintenance services on the PBHG Web Site that directly relate to existing shareholder education

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or service, account activity and account maintenance was previously determined by the Board to be a Fund expense; and

         WHEREAS, that portion of the costs incurred to perform the development and maintenance services that directly relate to attracting and educating prospective investors has been paid for by Pilgrim Baxter & Associates, Ltd., the Fund's investment adviser and an affiliate of Fund Services; and

         WHEREAS, development and maintenance services provide ongoing enhancements to the PBHG Web Site which increase the quality of shareholder services and educational benefits provided to current shareholders of the Fund's portfolios and the information available to prospective shareholders;

         WHEREAS, the Fund and Fund Services reasonably believe that over time it will be more cost efficient for the Fund if Fund Services performs some or all of the development and maintenance services on the PBHG Web Site, while retaining a service vendor to perform the balance of the services, when and if necessary;

         NOW THEREFORE, in consideration of the premises and mutual convenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1.  SERVICES:

         The Fund hereby retains Fund Services to perform and Fund Services hereby undertakes to use its best efforts to perform development and maintenance services on the PBHG Web Site that directly and solely relate to current Fund shareholder education or service, account activity and account maintenance ("Web Services"). An illustrative example of Web Services is a web site enhancement that increases the amount of account information and service features that a current Fund shareholder could access on the PBHG Web Site.

     2.  INTENTION OF PARTIES:

         By entering into this Agreement, it is the intention of the parties that the Web Services to be performed by Fund Services (except for responding to e-mails sent to the Fund via the PBHG Web Site which was intended to be a service performed by Fund Services under the Shareholder Services Agreement) are not required to be provided by Fund Services or any of its affiliates or agents under any existing agreement between Fund Services and the Fund, including but not limited to the Administrative Services Agreement and the Shareholder Services Agreement, or by the sub-shareholder services agent pursuant to the Sub-Shareholder Services Agreement. To the extent any existing agreement between Fund Services, the sub-shareholder services agent and the Fund could be interpreted to require Fund Services to provide Web Services, that agreement is hereby amended to reflect the intention of the parties as set forth in the immediately preceding sentence.

     3.  PERFORMING WEB SERVICES/USE OF THIRD PARTY SERVICE PROVIDERS:

         Fund Services shall use its best efforts to perform Web Services. In performing Web Services, Fund Services will, at all times, use reasonable care, act in good faith and comply with all laws, rules and regulations applicable to web sites and the content of


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


         information posted thereon, including but not limited to any filings required to be made with the SEC and NASD. In addition, Fund Services will, at its own expense, (a) provide personnel competent to perform Web Services and (b) furnish the office facilities, furnishings, equipment and other property necessary to perform Web Services. Notwithstanding the foregoing, Fund Services may, from time to time, in its sole discretion and at its own expense, retain outside service vendors to perform some or all of Web Services. However, in retaining these outside service vendors, Fund Services may not, without the approval of the Fund's Board of Trustees, impair or assign its obligation to use its best efforts to perform Web Services and its obligation to use reasonable care and act in good faith when performing Web Services.

     4.  FEES/BOARD REVIEW OF FEES:

         In consideration of the Web Services to be performed by Fund Services, the Fund will pay an annual fee, payable quarterly in arrears, to Fund Services equal to $ 720,000.00. In no event will the Fund pay or be billed for, through this fee or otherwise, any web development or maintenance services that are related to attracting or educating prospective shareholders. Illustrative examples of web maintenance and development services relating to attracting or educating prospective shareholders are branding and banner advertising on the PBHG Web Site. At least once every six months, Fund Services will provide a report to the Fund enumerating, in such detail as the Fund may request, (i) the Web Services that Fund Services or an outside service vendor has performed, including the costs Fund Services has incurred in this performance, (ii) the Web Services that Fund Services or an outside vendor anticipates performing in the near future and the expected costs of such performance and (iii) the percent of PBHG Web site users who are current Fund shareholders. To determine what percent of PBHG Web Site users are current Fund shareholders, as opposed to prospective shareholders, Fund Services will use random sampling techniques and on-line surveys. Based on Fund Services' report and any other information, report, evaluation, analysis or opinion provided by Fund Services or reasonably requested by the Fund, the Fund will evaluate the appropriateness of the fee, and determine whether the fee should be adjusted.

     5.  MAINTAINING BOOKS AND RECORDS:

         In performing Web Services, Fund Services will maintain customary records, in particular, all records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940 (the "1940 Act"). Fund Services may send periodically to the Fund, or to the person or location designated by the Secretary or an Assistant Secretary of the Fund, all books, documents and records no longer deemed needed for current purposes, upon the understanding that these books, documents, and records will be maintained by the Fund under and in accordance with the requirements of Rule 17Ad-7 adopted under the Securities Exchange Act of 1934. These books, documents and records will be safely stored by Fund for possible future reference and will not be destroyed by the Fund without the consent of Fund Services, which consent will not be unreasonably withheld.


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

     6.  OBLIGATIONS UNDER DST FAN SERVICES AGREEMENT:

         To the extent that the provisions or requirements of the DST Fan Services Agreement and any related agreement may impose obligations on Fund Services to provide services, conform to a standard of care, adhere to a stipulated process or procedure or otherwise undertake to perform a defined duty or responsibility, or may require the Fund to ensure that Fund Services fulfills those obligations, Fund Services will perform those obligations and at all times will use reasonable care and act in good faith in performing those obligations.

     7.  CERTAIN REPRESENTATIONS AND WARRANTIES OF FUND SERVICES:

         Fund Services represents and warrants to the Fund that:

         a. It is a business trust duly formed and validly subsisting under the laws of the Commonwealth of Pennsylvania.

         b. It is duly qualified to carry on its business in the Commonwealth of Pennsylvania.

         c. It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform the services contemplated in this Agreement.

         d. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.

         e. All requisite proceedings of the Trustees have been taken to authorize it to enter into and perform this Agreement.

         f. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         g. In performing Web Services, it will ensure compliance with all applicable laws, rules and regulations applicable to web sites and the content of information posted thereon, including but not limited to any filings required to be made with the SEC and NASD.

     8.  CERTAIN REPRESENTATIONS AND WARRANTIES OF THE FUND:

         The Fund represents and warrants to Fund Services that:

         a. It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware.

         b. It is an open-end management investment company registered under the 1940 Act.

         c. A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of the Fund being offered for sale.

         d. All requisite steps have been and will continue to be taken to register the Fund's shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such states.

         e. The Fund is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

     9.  CERTAIN COVENANTS OF FUND SERVICES AND THE FUND:

         a. RECORDS ARE PROPERTY OF THE FUND. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, Fund Services agrees that all records maintained by Fund Services relating to the services to be performed by Fund

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

            Services under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

         b. FINANCIAL STATEMENTS. Fund Services agrees to furnish to the Fund annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Fund. The annual financial statements shall be certified by the independent auditors retained by the parent of Fund Services.

         c. INFORMATION CONCERNING THE FUND. The Fund agrees to furnish or otherwise make available to Fund Services such information relating to the business and affairs of the Fund as Fund Services may reasonably require to discharge its duties and obligations hereunder. The Fund further agrees to provide Fund Services with information and updates relating to new product and service introductions and sales and marketing efforts that may reasonably be expected to impact shareholder activity on the PBHG Web Site so that Fund Services can properly allocate the resources necessary to fulfill its obligations under this Agreement.

         d. COOPERATION IN SHAREHOLDER RESPONSES. The Fund agrees that the Fund will, and shall cause the Fund's investment adviser to, cooperate with Fund Services to the extent necessary to formulate appropriate responses to written inquiries received from shareholders, via the PBHG Web Site, concerning investment strategy and philosophy and market commentary.

     10. QUALITY CONTROL:

         a. AUDITS. Fund Services shall be responsible for periodically conducting quality control audits with respect to Web Services performed or any outside service vendor with whom Fund Services has contracted to perform Web Services. Fund Services shall promptly report the results of such quality control audits to the Fund.

         b. INSPECTIONS. Fund Services shall permit the Fund and its authorized representatives, including, but not limited to, the Fund's independent auditors, to have reasonable access to the personnel and records of Fund Services and to make periodic inspections of the operations of Fund Services at reasonable times during business hours for the purpose of monitoring the quality of Web Services performed by Fund Services and the fee to which Fund Services is entitled under this Agreement.

         c. MONITORING OF EXCHANGE PRIVILEGES. Fund Services shall use its reasonable efforts to detect and prevent shareholder violations on the PBHG Web Site of the Fund's exchange privilege as described in the Fund's current prospectuses.

     11. LIABILITY AND INDEMNIFICATION:

         a. INDEMNIFICATION BY THE FUND. Fund Services shall not be responsible for, and the Fund shall indemnify and hold Fund Services harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys' fees) which may be asserted against Fund Services or for which Fund Services may be held to be liable, arising out of, or are attributable to, the Fund's failure to comply with the terms of this Agreement, or arising out of or attributable to, the Fund's negligence or willful misconduct or breach of any representation or warranty of the Fund hereunder.

         b. INDEMNIFICATION BY FUND SERVICES. The Fund shall not be responsible for, and Fund Services shall indemnify the Fund, its officers and directors and hold them

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

            harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys' fees) which may be asserted against the Fund or for which the Fund may be held to be liable, arising out of, or attributable to, Fund Services' failure to comply with the terms of this Agreement, or arising out of, or are attributable to, any negligence or willful misconduct or breach of any representation or warranty of Fund Services hereunder.

         c. NOTICE OF POTENTIAL CLAIMS; DEFENSE OF CLAIMS. Fund Services and the Fund agree that each shall promptly notify the other in writing of any situation which represents or appears to involve a claim which may be the subject of indemnification hereunder, although the failure to provide such notification shall not relieve the indemnifying party of its liability pursuant to this Section 11. The indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it will notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim. If the indemnifying party elects not to defend against such claim, the indemnified party shall be entitled to advance of reasonable expenses to defend such claim. Notwithstanding the foregoing, the indemnified party shall not enter into any settlement of such matter without the written consent of the indemnifying party, which consent shall not be withheld unreasonably. The indemnifying party shall not be obligated to indemnify the indemnified party for any settlement entered into without the written consent of the indemnifying party. If the consent of the indemnified party is required to effectuate any settlement and the indemnified party refuses to consent to any settlement negotiated by the indemnifying party, the liability of the indemnifying party for losses arising out of or due to such matter shall be limited to the amount to the rejected proposed settlement.

         d. Except for violations of Section 17c. hereunder, in no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, to the other party, for consequential damages for any act or failure to act under any provision of this Agreement even if advised of the possibility thereof.

         e. SURVIVAL OF PROVISIONS. The obligations of Fund Services and the Fund pursuant to this Section 11 survive the termination of this Agreement.

     12. LIMITATIONS ON SUBCONTRACTOR LIABILITY:

         Nothing herein shall impose any duty upon Fund Services in connection with or make Fund Services liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services and the U.S. mails, provided, if Fund Services selected such third party, Fund Services shall have exercised reasonable care in selecting the same. The foregoing limitation of liability shall not be construed to relieve Fund Services of any obligations under Section 3 of this Agreement with respect to Web Services that are ultimately performed by an outside service vendor.


     13. LIMITATION OF LIABILITY OF SHAREHOLDERS, TRUSTEES AND SERIES OF THE
         TRUST:

         As provided in the governing instruments of the Trust and pursuant to Delaware Law:

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


         a. no Shareholder or Trustee of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement; and

         b. (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series of the Trust shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or assets belonging to any other Series of the Trust; and

           (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified Series of the Trust, or with respect to any other Series of the Trust, shall be enforceable against the assets of such specified Series.

     14. TERM OF AGREEMENT:

         This Agreement shall become effective on the day and year first written above and, unless sooner terminated as hereinafter provided, shall continue in effect for an initial period that will expire on December 31, 2002, and thereafter shall continue in effect from year to year provided such continuance is approved at least annually by the vote of a majority of the trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined by the 1940 Act) of any such party, which vote shall be cast in person at a meeting called for the purpose of voting on such approval.

     15. TERMINATION/ASSIGNMENT:

         Either party may terminate this Agreement on thirty (30) days' prior written notice to the other party. Neither party may assign this Agreement without the prior written consent of the other party. In the case of the Fund, the prior written consent includes the approval by the Board of Trustees of the Fund as described in Section 14.

     16. NOTICES:

         All notices to be given hereunder shall be deemed properly given if given in writing, delivered in person, or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail, (i) if to Fund Services, to PBHG Fund Services, 1400 Liberty Ridge Drive, Wayne, PA 19087-5593, Attn: Lee T. Cummings, and
         (ii) if to the Fund, to The PBHG Funds, 1400 Liberty Ridge Drive, Wayne, PA 19087-5593, Attn: John M. Zerr, or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

     17. FORCE MAJEURE:

         In the event Fund Services is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, Fund Services shall not be liable for any losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or

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


         otherwise from such causes. This provision, however, shall in no way excuse Fund Services from being liable to the Fund for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Fund due to the non-performance or delay in performance by Fund Services of its duties and obligation under this Agreement if such non-performance or delay in performance could have been reasonably prevented by Fund Services through back-up systems and other procedures commonly employed by other persons in the mutual fund industry who provide services similar to those to be provided by Fund Services under this Agreement, provided that Fund Services shall have the right, at all times, to mitigate or cure any losses, including by making adjustments or corrections to any current or former shareholder accounts.

     18. MISCELLANEOUS:

         a. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, except as such laws may conflict with the 1940 Act and the rules thereunder or other applicable federal laws or regulations or the Delaware Business Trust Act.

         b. SEVERABILITY. If any provision of this Agreement shall be held or made invalid in whole or in part by a court decision, statute, rule, or otherwise, the remaining provisions of the Agreement shall not be affected thereby. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

         c. CONFIDENTIALITY. Fund Services agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present, or prospective shareholders, except, after prior notification to and approval in writing by the Fund, which approval shall not be withheld unreasonably and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

         d. AMENDMENTS IN WRITING. Any part of this Agreement may be amended or waived in writing signed by both parties.

         e. HEADINGS AND CAPTIONS. The headings and captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         f. INTERPRETATION. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

         g. ENFORCEABILITY BY SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         h. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION. The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

         i. NO JOINT VENTURE. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and Fund Services. It is understood and agreed that all services performed

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


            hereunder by Fund Services shall be as an independent contractor. This Agreement is between Fund Services and the Fund and neither this Agreement nor the performance of the services provided for herein shall create any rights in any third parties. There are no third party beneficiaries hereto.

     19. WAIVER:

         The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.


          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in duplicate as of the date set forth above.

ATTEST:                                  PBHG FUNDS

/s/ Meghan M. Mahon                       /s/ Lee T. Cummings
______________________________      By:___________________________
Meghan M. Mahon                           Lee T. Cummings

         Assistant Secretary               Chief Financial Officer
Title:________________________      Title:________________________


ATTEST:                                  PBHG FUND SERVICES

/s/ Meghan M. Mahon                        /s/ Lee T. Cummings
______________________________      By:___________________________
Meghan M. Mahon                            Lee T. Cummings

         Vice President                     President
Title:________________________      Title:________________________



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